Exhibit 10.1
RESTRICTIVE COVENANTS AND GENERAL RELEASE AGREEMENT
     THIS RESTRICTIVE COVENANTS AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into on March 13, 2006 between John D. Lewis (hereafter “Executive”) and Comerica Incorporated, a Delaware corporation, for the benefit of Comerica Incorporated, Comerica Bank, all of their past, present and future subsidiaries, affiliates, predecessors, and successors, and all of their subsidiaries and affiliates, (hereafter all individually and collectively referred to as “Comerica”). This Agreement sets forth the complete understanding and agreement between Comerica and Executive relating to Executive’s employment and cessation of employment with Comerica. This Agreement shall be effective as of the Effective Date (as defined in Section 14 below), and in the event the Effective Date does not occur, this Agreement shall be void ab initio.
     Accordingly, Executive and Comerica hereby agree as follows:
1.	Separation from Employment. Executive and Comerica agree that Executive’s employment with Comerica shall terminate effective June 30, 2006 (the “Separation Date”). To the extent that as of the Separation Date Executive satisfies the definition of “retirement” (or any derivation of such term) under any Comerica plan in which Executive participates as of the Separation Date, the cessation of Executive’s employment shall be treated as a retirement.

2.	Resignation from Vice Chairman Position. Effective as of April 14, 2006 (the “Succession Date”), Executive shall resign from his position as Comerica’s Vice Chairman and any other positions as an officer of Comerica or member of a Comerica board or committee. From the Succession Date through the Separation Date (the “Transition Period”), Executive shall continue as a non-executive

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employee of Comerica and shall remain available at such times as may be requested by Comerica to ensure a stable transition. During the Transition Period, Executive shall be provided with appropriate office space for his use.

3.	Public Announcement. Comerica shall issue an announcement of Executive’s resignation as Comerica’s Vice Chairman and departure from Comerica on March 15, 2006.

4.	Return of Comerica Property. Executive shall return to Comerica, no later than the close of business on the Separation Date, all property of Comerica, including but not limited to customer information, computer, palm pilot, Blackberry, cellular phone, keys, identification cards, corporate credit cards, and files or other documents received, compiled or generated by or for Executive in connection with or by virtue of his employment with Comerica.

5.	Compensation and Benefits. In consideration for the release of claims set forth in Section 7, the covenants set forth in Sections 8, 9 and 10 and such other promises of Executive as set forth in this Agreement, Comerica agrees that it shall pay or provide to Executive the following payments and benefits:
a.	During the Transition Period, Comerica shall continue to pay Executive his regular base salary at the rate in effect as of immediately prior to the Succession Date, in accordance with the payroll practices of Comerica applicable to similarly situated executives.

b.	During the Transition Period, Executive shall continue to be eligible to participate in Comerica’s health, welfare benefit and retirement plans in

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which Executive participated immediately prior to the Succession Date, as such plans may be in effect from time to time.

c.	Following the Transition Period, Executive shall be eligible to elect continuation coverage under Comerica’s healthcare benefit plans in accordance with Section 4980B (“COBRA”) of the Internal Revenue Code of 1986, as amended (the “Code”) and the terms of the applicable plan. Assuming Executive elects COBRA continuation coverage under Comerica’s medical benefit plan, Executive shall be eligible to continue medical benefit plan coverage under COBRA for the period of coverage under COBRA, with the cost of such coverage to be paid by Executive pursuant to the terms generally applicable to retired employees of Comerica as in effect from time to time. Executive’s conversion rights under other insurance programs following the Separation Date shall be determined in accordance with the terms of the applicable plan.

d.	During the Transition Period, Comerica shall reimburse Executive for reasonable and documented business expenses incurred by Executive on or before the Separation Date, in accordance with the terms of Comerica’s policy.

e.	During the Transition Period, Executive may continue to use the automobile provided to him by Comerica, which automobile shall be returned to Comerica on or before the Separation Date at a location designated by Comerica.

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f.	Stock options granted to Executive under the 1997 Long-Term Incentive Plan (the “LT Incentive Plan”) shall be governed by the terms of the LT Incentive Plan and the respective grant agreements evidencing the grant of such options.

g.	Comerica will recommend to the Comerica Incorporated Compensation Committee (the “Committee”) that Executive’s restricted shares of Comerica Incorporated common stock that are not vested as of the Separation Date shall fully vest as of the effective date of any such action by the Committee, subject to such other terms and conditions of the LT Incentive Plan and the grant agreements evidencing the grant of such restricted stock, including Executive’s obligation to satisfy all tax withholding obligations.

h.	Subject to Executive’s continued compliance with the covenants set forth in Sections 7, 8 and 9 of this Agreement and Executive’s execution and non-revocation of the General Release attached as Exhibit A hereto, Executive shall be paid a lump payment equal to $1,057,800.00 on December 31, 2006.

i.	To the extent provided by the Amended and Restated Bylaws of Comerica, Incorporated, Article V, Section 12, Comerica agrees to defend, indemnify and hold Executive harmless from and against all liability for actions taken by him within the scope of his responsibilities so long as his conduct in any such matter was consistent with the standards contained in such Article V, Section 12.

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6.	Release of Claims. In consideration for the payments and other benefits provided to Executive by this Agreement, including those described above in Section 5, certain of which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive further agrees, as follows:
a.	For himself and for all people acting on his behalf (such as, but not limited to, his family, heirs, executors, administrators, personal representatives, agents and/or legal representatives), Executive agrees to waive any and all claims or grievances which he may have against Comerica and Comerica’s past or present stockholders, directors, officers, trustees, agents, representatives, attorneys, employees, in their individual or representative capacities, and any and all employee benefit plans and their respective past, current and future trustees and administrators (hereafter, collectively, the “Released Parties”). By his signature hereto, Executive, for himself and for all people acting on his behalf, forever and fully releases and discharges any and all of the Released Parties from any and all claims, causes of action, charges, contracts, grievances, and demands, including but not limited to any claims for attorney fees, that Executive ever had, now has, or may have by reason of or arising in whole or in part out of any event, act or omission occurring on or prior to the Effective Date of this Agreement. This release includes, but is not limited to, any and all claims of any nature that relate to Executive’s employment by or termination of employment with Comerica. This release includes, but is not limited to: claims of promissory estoppel, forced resignation, constructive discharge,

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libel, slander, deprivation of due process, wrongful or retaliatory discharge, discharge in violation of public policy, breach of contract, breach of implied contract, infliction of emotional distress, detrimental reliance, invasion of privacy, negligence, malicious prosecution, false imprisonment, fraud, assault and battery, interference with contractual or other relationships, or any other claim under common law. This release also specifically includes, but is not limited to: any and all claims under any federal, state, and/or local law, regulation, or order prohibiting discrimination, including the Age Discrimination in Employment Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Elliott-Larsen Civil Rights Act, or the Michigan Person’s With Disabilities Civil Rights Act, together with any and all claims under the Fair Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act, the Employee Retirement Security Income Security Act, the Family Medical Leave Act, or any other federal, state, and or local law, regulation, or order relating to employment, as they all have been or may be amended. It is Executive’s intent, by executing this Agreement, to release all claims as specified above to the maximum extent permitted by law, whether said claims are presently known or unknown.

b.	To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Agreement, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in

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whole or in part on any event, act, or omission which is the subject of Executive’s release.

c.	Executive understands and agrees that, other than the payments and benefits expressly enumerated in this Agreement, he is not entitled to receive any other compensation, wage, vacation, leave, benefit or other payment from Comerica, other than any vested benefits to which he may be entitled under the Comerica Incorporated Retirement Plan, the Comerica Incorporated Preferred Savings [401(k)] Plan, the 1997 Comerica Incorporated Deferred Compensation Plan, the 1999 Comerica Incorporated Amended and Restated Deferred Compensation Plan, the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Plan, the Comerica Incorporated Amended and Restated Employee Stock Purchase Plan, and the Benefit Equalization Plan for Employees of Comerica Incorporated, in each case in accordance with the terms of such plans and any valid elections thereunder. Executive agrees that he is not entitled to any benefits under any other program or plan of Comerica.

d.	The provisions of this Section 6 do not apply to any claim Executive may have for representation and indemnification pursuant to Section 5(i) above.
7.	Confidential Information/Cooperation. Executive agrees that he shall not at any time disclose to third parties Comerica’s confidential business, proprietary, or personnel information, as that information is defined in the Comerica Employee

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Handbook and/or Code of Business Conduct and Ethics and/or its Corporate Information Protection Policy and manual. Executive agrees that in the event of a legal proceeding (whether threatened or pending, whether investigative, administrative, or judicial) involving matters of which he has knowledge by virtue of the positions Executive held during his employment at Comerica, Executive shall disclose to Comerica and its counsel any facts known to Executive which might be relevant to said legal proceeding and shall cooperate fully with Comerica and its counsel so as to enable Comerica to present any claim or defense which it may have relating to such matters. For purposes of this Section 7, “cooperate fully” shall mean that Executive shall make himself reasonably available for interviews, depositions, and testimony as directed by Comerica or its counsel, and shall further execute truthful statements, declarations, or affidavits pertaining to such matters at the request of Comerica or its counsel. Executive shall be reimbursed for any out of pocket expenses and/or lost wages that he may incur as a result of his compliance with this Section 7. Nothing in this Section 7 shall be construed as requiring Executive to be non-truthful or as preventing him from disclosing information that would be considered adverse to Comerica or requiring him to do anything in violation of any applicable law, rule or regulation.

8.	Non-Disparagement.
a.	Executive agrees that neither he nor his representatives shall make any disparaging remarks about any of the Released Parties, or their policies, procedures or practices (including but not limited to, business, lending, or credit policies, procedures or practices) to any third parties, including but

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not limited to, customers or prospective customers of Comerica. It is agreed and understood that nothing in this Section 8(a) shall be construed to preclude Executive from testifying truthfully pursuant to subpoena or as otherwise required by law, to require Executive to engage in any action contrary to public policy, or as precluding Executive from cooperating in any government investigation to the extent such cooperation is either mandated or protected by law. Executive agrees that he shall provide notice to Comerica in advance of any such cooperation or testimony, unless such notice is prohibited.

b.	Comerica agrees that the Chairman and Chief Executive Officer and his direct reports will not make any disparaging remarks about Executive. It is agreed and understood that nothing in this Section 8(b) shall be construed to preclude those covered from (1) testifying truthfully pursuant to subpoena or as otherwise required by law, (2) engaging in any action contrary to public policy, or (3) cooperating in any internal or government investigation to the extent such cooperation is mandated by policy, regulation or statute. It is further agreed and understood that nothing in this Paragraph shall be construed to preclude Comerica from discharging its legal obligations to its Boards of Directors, any administrative or regulatory agencies or auditing entities.
9.	Non-Competition/Non-Solicitation/Confidential Information. During the Transition Period and for the period ending two (2) years after the Separation Date, Executive agrees that he shall not, directly or indirectly, for his own account

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or in conjunction with any other person or entity, whether as an employee, shareholder, partner, investor, principal, agent, representative, proprietor, consultant, or in any other capacity, do any of the following:
a.	Enter into or engage in any business in competition with the businesses conducted by Comerica in the states of Michigan, California, Texas, Arizona or Florida. For purposes of this Section 9a, Executive shall be “in competition with Comerica” if (1) Executive accepts employment or serves as an agent, employee, director or consultant to, a competitor of Comerica, or (2) Executive acquires or has an interest (direct or indirect) in any firm, corporation, partnership or other entity engaged in a business that is competitive with Comerica. The mere ownership of less than 1% debt and/or equity interest in a competing company whose stock is publicly held shall not be considered as having a prohibited interest in a competitor, and neither shall the mere ownership of less than 5% debt and/or equity interest in a competing company whose stock is not publicly held. For purposes of this Section 9a. any commercial bank, savings and loan association, securities broker or dealer, or other business or financial institution that offers any major service offered by Comerica as of the Separation Date , and which conducts business in Michigan, California, Texas, Arizona or Florida shall be deemed a competitor;

b.	Request or advise any individual or company that is a customer of Comerica to withdraw, curtail, or cancel any such customer’s actual or prospective business with Comerica;

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c.	Solicit, induce or attempt to induce any customers of Comerica with whom Executive had professional contact or with respect to whom he was privy to any information during the two (2) year period prior to the Separation Date to patronize any business that is competitive with Comerica; and

d.	Solicit or induce or attempt to solicit or induce any employee, agent or consultant of Comerica to terminate his or her employment, representation, or other relationship with Comerica.

During the two-year period following the Separation Date as provided in this Section, Executive may request an exception to this non-compete provision. The request must be made in writing, describe the scope and nature of the engagement, and directed to the Comerica’s Chief Legal Officer. Any exception will be at Comerica’s sole discretion.
10.	Dispute Resolution.
a.	Injunctive Relief. In the event of a breach or threatened breach of Sections 7, 8 or 9 of this Agreement, Executive agrees that Comerica shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and Executive acknowledges that damages would be inadequate and insufficient.

b.	Arbitration. Except as provided in Section 10(a) hereof, in the event of any dispute between any of the Released Parties and Executive relating to Executive’s employment with or separation from employment with Comerica, the terms of and the parties’ entry into this Agreement and/or

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breach of this Agreement, including the General Release attached as Exhibit A, Executive and Comerica agree to submit the dispute, including any claims of discrimination under federal, state or local law by Executive, to final and binding arbitration pursuant to the provisions of Michigan statutory law and/or the Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq. The arbitration shall be conducted by the National Center for Dispute Settlement or a similar organization mutually agreed to by the parties. The arbitration shall be before a single, neutral arbitrator selected by the parties. The arbitrator shall have the power to enter any award that could be entered by a judge of a trial court of the State of Michigan, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. Except as otherwise provided herein, the parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law, and shall be in accordance with the procedures

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established for arbitration in the Michigan Code of Civil Procedure. Unless otherwise prohibited by law, each party shall bear its own costs in any such arbitration and shall share equally any fees or other expenses charged by the arbitrator for services rendered. The parties understand that by agreeing to arbitrate their disputes, they are giving up their right to have their disputes heard in a court of law and, if applicable, by a jury.
11.	Entire Agreement. This Agreement contains and comprises the entire Agreement between Executive and Comerica and supersedes all other agreements and understandings between the parties. Executive acknowledges that Comerica has made no promises to Executive other than those set forth in this Agreement.

12.	Governing Law. This Agreement shall be interpreted and governed by the laws of the State of Michigan, except as to matters specifically governed by federal statute or regulation. The provisions of this Agreement are severable, and if any part or portion of it is found to be unenforceable, the other portions shall remain fully valid and enforceable.

13.	Withholding. Comerica may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

14.	Effective Date. Executive confirms that he had at least twenty-one (21) days to consider this Agreement and that he had an opportunity to consult with an attorney during said consideration period and prior to signing this Agreement. For an additional period of seven (7) days following the signing of this

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Agreement, Executive may revoke his signature by delivery of a written notice of revocation to Terri L. Renshaw, Senior Vice President and General Counsel, 500 Woodward Avenue, MC 3391, Detroit, Michigan, 48226. This Agreement shall become effective and enforceable on the eighth (8th) day following its execution by Executive, provided he does not exercise his right of revocation as described above (the “Effective Date”). If Executive fails to sign this Agreement on or before the 21st day from the date set forth below or revokes his signature, this Agreement will be without force or effect, and Executive shall not be entitled to any of the rights and benefits hereunder.
     DELIVERED TO EXECUTIVE FOR HIS CONSIDERATION THIS 13th DAY OF MARCH, 2006.

Comerica Incorporated
By:	/s/ Jon W. Bilstrom
Name:	Jon W. Bilstrom
Title:	Executive Vice President, Governance, Regulatory Relations and Legal Affairs

     I, JOHN D. LEWIS, HAVING READ THE FOREGOING SEPARATION AND RESTRICTIVE COVENANTS AGREEMENT, UNDERSTANDING ITS CONTENT AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL OF MY CHOICE, DO HEREBY KNOWINGLY AND VOLUNTARILY SIGN THIS AGREEMENT, THEREBY AGREEING TO THE TERMS THEREOF AND WAIVING AND RELEASING MY CLAIMS, ON MARCH 13, 2006.

/s/ John D. Lewis
John D. Lewis

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EXHIBIT A
GENERAL RELEASE
     THIS GENERAL RELEASE (the “Release”) is entered into between John D. Lewis (“Executive”) and Comerica Incorporated, a Delaware corporation, for the benefit of Comerica Incorporated, Comerica Bank, all of their past, present and future subsidiaries, affiliates, predecessors, and successors, and all of their subsidiaries and affiliates, (hereafter all individually and collectively referred to as “Comerica”). This Release supplements and affirms the release previously given by Executive under the Separation and Restrictive Covenants Agreement between Executive and Comerica, dated as of March 13, 2006 (the “Agreement”) and the entering into and non-revocation of this Release is a condition to Executive’s right to receive the payment described in Section 5.h. of the Agreement. Nothing contained in this Release nor the parties’ willingness to enter into this Release shall be deemed or construed as an admission of wrongdoing or liability by either party and both Executive and Comerica expressly deny any wrongdoing. Capitalized terms used in this Release and not otherwise defined herein shall have the meaning given to them in the Agreement.
     Accordingly, Executive and Comerica agree as follows.
1.	Executive and Comerica agree that all terms of the Agreement will remain in full force and effect upon Executive’s execution of this Release.

2.	Executive represents and warrants that he has not violated the terms of the covenants set forth in Sections 7, 8 and 9 of the Agreement and hereby reaffirms his obligation to comply with such covenants in accordance with their terms.

3.	In consideration for and subject to the waiver of claims as set forth below in Sections 4.a. and 4.b. and Executive’s other obligations under the Agreement, including the obligation to comply with the covenants set forth therein, and in full satisfaction of the obligation under Section 5.h. of the Agreement, Comerica shall pay Executive a lump sum payment of $1,057,800 on December 31, 2006, less all applicable taxes and other withholdings and deductions required by law.

4.	In consideration for the payments and other benefits provided to Executive by the Agreement and this Release, including those described above in Section 3, to which

Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive further represents and agrees, as follows:
a.	For himself and for all people acting on his behalf (such as, but not limited to, his family, heirs, executors, administrators, personal representatives, agents and/or legal representatives), Executive agrees to waive any and all claims or grievances which he may have against Comerica and Comerica’s past or present stockholders, directors, officers, trustees, agents, representatives, attorneys, employees, in their individual or representative capacities, and any and all employee benefit plans and their respective past, current and future trustees and administrators (hereafter, collectively, the “Released Parties”). By his signature hereto, Executive, for himself and for all people acting on his behalf, forever and fully releases and discharges any and all of the Released Parties from any and all claims, causes of action, charges, contracts, grievances, and demands, including but not limited to any claims for attorney fees, that Executive ever had, now has, or may have by reason of or arising in whole or in part out of any event, act or omission occurring on or prior to the date Executive signs this Release. This Release includes any and all claims released by Executive in the previous Agreement and any claims that may have arisen between the Effective Date of that Agreement and the signing of this Release. This Release includes, but is not limited to: any and all claims of any nature which relate to Executive’s employment by or termination of employment with Comerica. This Release includes, but is not limited to: claims of promissory estoppel, forced resignation, constructive discharge, libel, slander, deprivation of due process, wrongful or retaliatory discharge, discharge in violation of public policy, breach of contract, breach of implied contract, infliction of emotional distress, detrimental reliance, invasion of privacy, negligence, malicious prosecution, false imprisonment, fraud, assault and battery, interference with contractual or other relationships, or any other claim under common law. This Release also specifically includes, but is not limited to: any and all claims under any federal, state, and/or local law, regulation, or order prohibiting discrimination, including the Age

Discrimination in Employment Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Elliott-Larsen Civil Rights Act, or the Michigan Person’s With Disabilities Civil Rights Act, together with any and all claims under the Fair Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act, the Employee Retirement Security Income Security Act, the Family Medical Leave Act, or any other federal, state, and or local law, regulation, or order relating to employment, as they all have been or may be amended. It is Executive’s intent, by executing this Release, to release all claims as specified above to the maximum extent permitted by law, whether said claims are presently known or unknown.

b.	To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.

c.	The provisions of this Section 4(a) do not apply to any claim Executive may have for representation and indemnification pursuant to Section 5(i) of the Agreement.

d.	Executive represents that he has not suffered any work-related injury as a result of his employment with Comerica.

e.	Executive represents that he is not aware of any facts or circumstances that would give rise, based on his actions to any claims or lawsuits against him or Comerica. Executive understands and agrees that, other than the payments and benefits expressly enumerated in the Agreement (including Section 5.h. of the Agreement), he is not entitled to receive any other compensation, wage, vacation, leave, benefit or other payment from Comerica other than any vested benefits to the extent unsatisfied as of the date hereof and to which he may be entitled under the Comerica Incorporated Retirement Plan, the Comerica Incorporated Preferred Savings [401(k)] Plan, the 1997 Comerica Incorporated Deferred Compensation Plan, the 1999 Comerica Incorporated Amended and Restated Deferred Compensation Plan, the 1999 Comerica Incorporated Amended and Restated

Common Stock Deferred Incentive Plan, the Comerica Incorporated Amended and Restated Employee Stock Purchase Plan, and the Benefit Equalization Plan for Employees of Comerica Incorporated, in each case in accordance with the terms of such plans and any valid elections thereunder. Executive agrees that he is not entitled to any benefits under any other program or plan of Comerica.
5.	This Release and the previous Agreement contain and comprise the entire Agreement between Executive and Comerica and supersede all other agreements and understandings between the parties. Executive acknowledges that Comerica has made no promises to Executive other than those set forth in the previous Agreement and this Release.

6.	This Agreement shall be interpreted and governed by the laws of the State of Michigan, except as to matters specifically governed by federal statute or regulation. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

7.	Executive represents that he has had twenty-one (21) days to consider this Release, which was delivered to Executive as Exhibit A to the previous Agreement. Comerica advises Executive to consult with an attorney prior to signing this Release. For an additional period of seven (7) days following the signing of this Release, Executive may revoke his signature by delivery of a written notice of revocation to Terri L. Renshaw, Senior Vice President and General Counsel, 500 Woodward Avenue, MC 3391, Detroit, Michigan, 48226. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he does not exercise his right of revocation as described above. If Executive fails to sign this Release on or before December 22, 2006 or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to the payment under Section 2 of this Release or Section 5.h. of the Agreement, although Executive will continue to be bound by the covenants contained in Sections 7, 8 and 9 of the Agreement.

     I, JOHN D. LEWIS, HAVING READ THE FOREGOING GENERAL RELEASE, UNDERSTANDING ITS CONTENT AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL OF MY CHOICE, DO HEREBY KNOWINGLY AND VOLUNTARILY SIGN THIS AGREEMENT, THEREBY WAIVING AND RELEASING MY CLAIMS, ON ___, 2006.

John D. Lewis